HSBC USA INC. $ Callable Return Enhanced Market Participation Notes With Contingent Protection Linked to the iShares® MSCI Emerging Market Index Fund
Filed Pursuant to Rule 433
Registration No. 333-158385
July 2, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus. If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the notes and, if the reference return is negative and a trigger event occurs, lose some or all of your principal.

This free writing prospectus relates to an offering of notes. The purchaser of a note will acquire a senior unsecured security linked to the iShares® MSCI Emerging Markets Index Fund as described below. Although the offering relates to the iShares® MSCI Emerging Markets Index Fund, you should not construe that fact as a recommendation as to the merits of acquiring an investment in shares of the iShares® MSCI Emerging Markets Index Fund or any security held by the iShares® MSCI Emerging Markets Index Fund or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

Principal Amount:	$1,000 per note.
Reference Asset:	The iShares® MSCI Emerging Markets Index Fund (the “reference asset”) (Bloomberg Ticker: EEM UP <Equity>)
Trigger Event:	A trigger event occurs if, on the final valuation date, the official closing price (as defined below) is less than the barrier price.
Barrier Price:	The barrier price will be 70.00% of the initial price (the actual barrier price will be determined on the pricing date).
Trade Date:	July 22, 2009
Pricing Date:	July 22, 2009
Original Issue Date:	July 27, 2009
Final Valuation Date:	July 22, 2011. The final valuation date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Maturity Date:
3 business days after the final valuation date, which is expected to be July 27, 2011.  The maturity date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Call Notice Date:	July 23, 2010, provided that if such day is not a business day, the call notice date will be the next succeeding business day.
Call Payment Date:	5 business days after the call notice date, which is expected to be July 30, 2010.
Early Redemption:
The issuer may redeem the notes, in whole, but not in part, on the call payment date upon notice on or before the call notice date, at an amount that will be between 114.00% and 118.00% of the principal amount (to be determined on the trade date).

Upside Participation Rate:	200%
Payment at Maturity:	If the notes are not subject to early redemption, on the maturity date, for each note, we will pay you the final settlement value.
Final Settlement Value:
If the reference return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × reference return × upside participation rate)
If the reference return is negative and a trigger event has not occurred, you will receive a cash payment on the maturity date, per $1,000 principal amount note, equal to $1,000.
If the reference return is negative and a trigger event has occurred, you will be exposed to the full amount of the negative reference return, and your payment at maturity will be calculated as follows:
$1,000 + ($1,000 × reference return)
You will lose some or all of your investment at maturity if a trigger event occurs.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Initial Price:
The official closing price of the iShares® MSCI Emerging Markets Index Fund as determined by the calculation agent on the pricing date, adjusted from time to time by the calculation agent as described under “Specific Terms of the Notes – Adjustments to an ETF” in the accompanying product supplement.

Final Price:	The official closing price of the iShares® MSCI Emerging Markets Index Fund as determined by the calculation agent on the final valuation date.
Official Closing Price:
The official closing price on NYSE Arca, Inc. (or, if at any time the calculation agent determines in its sole discretion that NYSE Arca, Inc. is not the primary exchange based on trading volume or such other factors as determined by the calculation agent at such time, the official closing price on such primary exchange) of one share of the iShares® MSCI Emerging Markets Index Fund on any scheduled trading day (as defined in the accompanying product supplement) as determined by the calculation agent.

CUSIP/ISIN:	4042K0XZ3 /
Agent’s Discount per Note / Total:	The agent’s discount may vary and will be determined on the pricing date.
Proceeds to HSBC USA Inc. per Note / Total:	The proceeds to us will depend on the agent’s discount and will be determined on the pricing date.
Form of notes:	Book-Entry.
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the accompanying product supplement and page S-3 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. July 2, 2009

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single reference asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, and the product supplement dated April 9, 2009.  If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:
•	the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Early Redemption

We may redeem the notes, in whole, but not in part, on the call payment date upon notice on or before the call notice date, at an amount that will be between 114.00% and 118.00% of the principal amount (to be determined on the trade date).

Payment at Maturity

If the notes are not subject to early redemption, on the maturity date, for each note, we will pay you the final settlement value, which is an amount in cash, as described below:

If the reference return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × reference return × upside participation rate)

If the reference return is negative and a trigger event has not occurred, you will receive a cash payment on the maturity date, per $1,000 principal amount note, equal to $1,000.

If the reference return is negative and a trigger event has occurred, you will be exposed to the full amount of the negative reference return, and your payment at maturity will be calculated as follows:

$1,000 + ($1,000 × reference return)

You will lose some or all of your investment at maturity if a trigger event occurs.

Trigger Event

A trigger event occurs if, on the final valuation date, the official closing price is less than the barrier price.

Interest

The notes will not pay periodic interest.

Expenses

We estimate that we will spend approximately $5,000 for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Underlying Index Sponsor

MSCI Inc.

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INVESTOR SUITABILITY
The notes may be suitable for you if:
♦    You seek an investment with an uncapped appreciation potential.  The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will depend on whether, and the extent to which, the reference return is positive.
♦    You believe the price of one share of the reference asset will increase over the term of the notes.
♦    You are willing to make an investment that is exposed to the full amount of the negative reference return on a 1 to 1 basis for each percentage point that the reference return is less than zero in the event that a trigger event occurs.
♦    You are willing to forego dividends or other distributions paid to holders of shares of the reference asset or the stocks held by the reference asset.
♦    You are willing to make an investment whose return is limited to a pre-specified return on the call payment date if we decide to redeem the notes prior to maturity.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to hold the notes to maturity.
♦    You seek an investment whose return, if any, is linked to the reference asset, which tracks an index that intends to measure the performance of the emerging equity markets of certain foreign jurisdictions.
♦    You are comfortable will the creditworthiness of HSBC, as issuer of the notes.

The notes may not be suitable for you if:
♦    You believe the price of one share of the reference asset will be less than the barrier price on the final valuation date or that the reference return will not be sufficiently positive to provide you with your desired return.
♦    You believe the price of one share of the reference asset will decrease over the term of the notes.
♦    You are unwilling to make an investment that is exposed to the full amount of the negative reference return on a 1 to 1 basis for each percentage point that the reference return is below zero in the event that a trigger event occurs.
♦    You seek an investment that guarantees at least partial principal protection.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends or other distributions paid on shares of the reference asset or any stocks held by the reference asset.
♦    You seek current income from your investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold the notes that may be redeemed prior to maturity at our option or otherwise to hold the notes to maturity.
♦    You do not seek an investment whose return may depend, among other things, on the performance of the emerging equity markets of certain foreign jurisdictions.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement.  Investing in the notes is not equivalent to investing directly in any of the stocks comprising the reference asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying product supplement, you should pay particular attention to the following section:

•	“— Additional Risks Related to Notes Linked to the Performance of Exchange Traded Funds.”

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

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•	“— Risks Relating to All Note Issuances” and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Principal Protected ONLY in Limited Circumstances.

Your principal will be protected only if a trigger event does not occur and the notes are held to maturity.  If the official closing price on the final valuation date is below the barrier price, at maturity you will be fully exposed to the downside performance of the reference asset. Under these circumstances, you will lose 1% of the principal amount of your investment for each percentage point that the reference return is below zero. Your return on the notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

Your Investment in the Notes May Result in a Loss.

If a trigger event occurs, the contingent protection will be eliminated and you will be fully exposed to the decline in the final price from the initial price.  Accordingly, if the reference return is negative and a trigger event occurs, your payment at maturity will be less than the principal amount of your notes.  YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT AT MATURITY IF THE REFERENCE RETURN IS NEGATIVE AND A TRIGGER EVENT OCCURS.

Your Investment is Subject to a Reinvestment Risk.

If we decide to redeem the notes prior to maturity, the holding period over which you would receive the amount payable upon early redemption would only be approximately one year.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk following an early redemption.

The Notes Will Not Bear Interest.

As a holder of the notes, you will not receive periodic interest payments.

An Investment in the Notes is Subject to Events Involving the Companies Comprising the Index That Underlies the Reference Asset (the “underlying index”)

General economic conditions and earnings results of the companies comprising the underlying index and real or anticipated changes in those conditions or results may affect the value of the shares of the reference asset and consequently, the market value of the notes.  In addition, if the dividend yield on shares of the reference asset increases, the value of the notes may decrease because the payment at maturity you will receive may not reflect the value of such dividend payments.  Therefore, the yield you will receive by holding the notes to maturity may not be the same as if you had purchased shares of the reference asset and held them for a similar period.

The Value of Shares of the Reference Asset May Not Completely Track the Value of the Underlying Index.

Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the value of the underlying index.  The reference asset may reflect transaction costs and fees that are not included in the calculation of the underlying index.  Additionally, because the reference asset may not actually hold all of the stocks that comprise the underlying index but rather may invest in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

An Investment in the Notes is Subject to Risks Associated With Foreign Securities Markets.

The stocks included in the underlying index have been issued by the companies in the applicable foreign country or countries.  Although the trading price of shares of the reference asset are not directly tied to the value of the underlying index or the trading price of the stocks that comprise the underlying index, the trading price of shares of the reference asset is expected to correspond generally to the value of publicly traded equity securities in the aggregate in the applicable foreign country or countries, as measured by the underlying index.  This means that the

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trading price of shares of the reference asset is expected to be affected by factors affecting securities markets in the applicable foreign country or countries.

Investments in securities linked to the value of foreign securities markets involve certain risk.  Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Although many of the component stocks in the underlying index are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the underlying index may be primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges.  In addition, regardless of their status as designated offshore securities markets, certain component stocks in the underlying index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

An Investment in the Notes linked to the Reference Asset is Subject to Currency Exchange Risk.

Because the reference asset is denominated in U.S. dollars, the prices of the component stocks included in the underlying index will be converted into U.S. dollars for the purposes of calculating the level of the underlying index and, thus, noteholders will be exposed to currency exchange rate risk with respect to the currency or currencies represented in the underlying index. A noteholder’s net exposure will depend on the extent to which the currency or currencies of the component stocks included in the underlying index strengthen or weaken against the U.S. dollar.  If the U.S. dollar strengthens against the respective currency or currencies, the value of the applicable reference asset may be adversely affected, and the principal payment at maturity of the notes may be reduced.

There is Limited Antidilution Protection

The calculation agent will adjust the initial price, which will affect the amount you will receive if we redeem the notes early or the reference return and, consequently, the final settlement value, for certain events affecting the shares of the reference asset, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the reference asset. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the reference asset, the market price of the notes may be materially and adversely affected. See “Specific Terms of the Notes – Adjustments to an ETF” in the accompanying product supplement for additional information.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Uncertain Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of one share of the reference asset relative to its initial price.  We cannot predict the final price of the reference asset on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial price used in the illustrations below is not the actual initial price of the reference asset.  You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the final settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below assumes the notes have not been redeemed on the call payment date and illustrates the payment at maturity on a $1,000 investment in notes for a hypothetical range of performance for the reference return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

The following table and examples assume the following:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	200%
•	Initial Price:	$33.00
•	Barrier Price:	$23.10, equal to 70.00% of the Initial Price

The actual barrier price and initial price will be determined on the pricing date.

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the price of one share of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

Final Price	Reference Return	Total Return
		Trigger Event Has Not Occurred(1)	Trigger Event Has Occurred(2)
$66.00	100.00%	200.00%	N/A
$62.70	90.00%	180.00%	N/A
$59.40	80.00%	160.00%	N/A
$56.10	70.00%	140.00%	N/A
$52.80	60.00%	120.00%	N/A
$49.50	50.00%	100.00%	N/A
$46.20	40.00%	80.00%	N/A
$42.90	30.00%	60.00%	N/A
$39.60	20.00%	40.00%	N/A
$37.95	15.00%	30.00%	N/A
$36.30	10.00%	20.00%	N/A
$34.65	5.00%	10.00%	N/A
$33.00	0.00%	0.00%	N/A
$31.35	-5.00%	0.00%	N/A
$29.70	-10.00%	0.00%	N/A
$28.05	-15.00%	0.00%	N/A
$26.40	-20.00%	0.00%	N/A
$23.10	-30.00%	0.00%	N/A
$19.80	-40.00%	N/A	-40.00%
$16.50	-50.00%	N/A	-50.00%
$13.20	-60.00%	N/A	-60.00%
$9.90	-70.00%	N/A	-70.00%
$6.60	-80.00%	N/A	-80.00%
$3.30	-90.00%	N/A	-90.00%
$0.00	-100.00%	N/A	-100.00%

(1)	The final price equal to or greater than the barrier price. The actual barrier price will be determined on the pricing date.

(2)	The final price is less than the barrier price. The actual barrier price will be determined on the pricing date.

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The following examples indicate how the final settlement value or payment upon early redemption would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1:  The notes are not redeemed prior to maturity and the price of the reference asset increases from the initial price of $33.00 to a final price of $39.60.

Reference Asset
Initial Price	$33.00
Final Price	$39.60
Reference Return	20.00%
Final Settlement Value:	$1,400.00

Here, the reference return is 20.00%.  Because the notes are not redeemed prior to maturity, at maturity you would receive the final settlement value.  Because the reference return is positive, the final settlement value would be $1,400 per $1,000 principal amount note calculated as follows:

$1,000 + $1000 × reference return × upside participation rate
= $1,000 + ($1000 × 20.00% × 200.00%)
= $1,400

Example 1 shows that you will receive the return of your principal investment plus a return equal to the reference return multiplied by two when the reference return is positive and the notes have not been redeemed prior to maturity.

Example 2:  The notes are not redeemed prior to maturity and the price of the reference asset decreases from the initial price of $33.00 to a final price of $29.70.

Reference Asset
Initial Price	$33.00
Final Price	$23.10
Reference Return	-30.00%
Final Settlement Value:	$1,000.00

Here, the reference return is -30.00%.  Because the notes are not redeemed prior to maturity, at maturity you would receive the final settlement value. Because the final price is equal to or greater than the barrier price, a trigger event has not occurred.  Because the reference return is negative but a trigger event has not occurred, the final settlement value would be $1,000 per $1,000 principal amount note.

Example 2 shows how you are protected by the contingent protection in the event that the reference return is negative but no trigger event has occurred.

Example 3:  The notes are not redeemed prior to maturity and the price of the reference asset decreases from the initial price of $33.00 to a final price of $26.40.

Reference Asset
Initial Price	$33.00
Final Price	$19.80
Reference Return	-40.00%
Final Settlement Value:	$600.00

Here, the reference return is -40.00%.  Because the notes are not redeemed prior to maturity, at maturity you would receive the final settlement value. Because the final price is less than the barrier price, a trigger event has occurred.  Because the reference return is negative and a trigger event has occurred, the final settlement value would be $600 per $1,000 principal amount note calculated as follows:

$1,000 + $1000 × reference return
= $1,000 + ($1000 × -40.00%)
= $600

Example 3 shows that if the reference return is negative and a trigger event occurs, you are exposed to the full amount of the negative reference return.  Under these circumstances, you would lose some or all of your principal at maturity.

Example 4: We provide notice, on or before the call notice date, that we wish to redeem the notes on the call payment date.
Reference Asset
Initial Price	$33.00
Final Price	N/A
Reference Return	N/A
Final Settlement Value:	N/A

Because the notes are redeemed prior to maturity, you would not receive any amount on the maturity date.  Instead, on the call payment date, you would receive an amount that will be between 114.00% and 118.00% (to be determined on the pricing date) of your principal amount invested, or between $1,140.00 and $1,180.00 (to be determined on the pricing date) per $1,000 principal amount note.

Example 4 shows that if the notes are redeemed early, you will receive a fixed percentage of your principal amount on the call payment date and you would not receive any amount at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset or any of the stocks held by the reference asset.  All disclosures contained in this free writing prospectus regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Entities with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by an entity issuing a reference asset can be located by reference to the SEC file number specified in the description of each reference asset below.  We make no representation that these publicly available documents are accurate or complete.  You should make your own investigation into the reference asset. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

The iShares® MSCI Emerging Markets Index Fund (“EEM”)

We have derived all information relating to the EEM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources.  The information reflects the policies of and is subject to change by iShares®, Inc. (“iShares”). iShares has no obligation to continue to publish, and may discontinue publication of, the EEM.  iShares is under no obligation to continue to publish, and may discontinue or suspend the publication of the EEM at any time.

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM uses a representative sampling strategy to try to track the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets Index, the EEM may invest up to 10% of its assets in shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index. Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the iShares® MSCI Emerging Markets Index Fund.  BGFA will not charge portfolio management fees on that portion of the EEM’s assets invested in shares of other iShares funds.

For additional information regarding iShares, BGFA, the EEM and the risk factors attributable to the EEM, please see the relevant portion of the Prospectus, dated January 1, 2007, filed on Form  N-1A with the SEC on December 26, 2006 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov . In addition, information regarding the EEM, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at www.ishares.com.

Representative Sampling

BGFA, as the investment advisor to the EEM, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stocks that are included in the relevant underlying index.

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Correlation

The EEM is an actual investment portfolio. The performance of the EEM and the MSCI Emerging Markets Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The EEM will not concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries, except that the EEM will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index is so concentrated.

Historical Performance of Reference Asset

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the EEM for each quarter in the period from January 1, 2005 through March 31, 2009 and for the period from April 1, 2009 through July 1, 2009  The closing price for the EEM on July 1, 2009 was $32.84. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

QUARTER ENDING	QUARTERLY HIGH	QUARTERLY LOW	QUARTERLY CLOSE
March 31, 2005	$24.73	$21.13	$22.53
June 30, 2005	$24.39	$21.53	$23.87
September 30, 2005	$28.38	$23.67	$28.29
December 30, 2005	$30.00	$24.95	$29.42
March 31, 2006	$33.80	$30.00	$33.00
June 30, 2006	$37.08	$27.12	$31.30
September 30, 2006	$33.33	$29.02	$32.26
December 31, 2006	$38.27	$31.63	$38.06
March 30, 2007	$39.86	$34.52	$38.83
June 29, 2007	$44.64	$38.74	$43.88
September 28, 2007	$50.67	$37.14	$49.82
December 31, 2007	$55.83	$47.18	$50.10
March 31, 2008	$50.75	$40.68	$44.79
June 30, 2008	$52.49	$44.43	$45.24
September 30, 2008	$44.77	$30.88	$34.17
December 31, 2008	$34.58	$18.22	$24.97
March 31, 2009	$27.28	$19.86	$24.81
April 1, 2009 through July 1, 2009	$34.88	$24.72	$32.84

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the closing price on the final valuation date. We cannot give you assurance that the performance of the EEM will result in the return of any of your initial investment.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the notes as pre-paid forward or other executory contracts with respect to the reference asset.  Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the reference asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder, determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the note at fair market value and sold them at fair market value on the maturity date (if the note was held until the maturity date) or on the date of sale or exchange of the note (if the note was sold or exchanged prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, settlement or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, settlement or maturity of the note).

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of a note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of the note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange, settlement or maturity of the note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock owned by the reference asset would be treated as a “passive foreign investment company,” within the meaning of Section 1297 of the Code.  In the event that the issuer of any stock owned by the reference asset were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the issuers of stock owned by the reference asset and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more issuers of stock owned by the reference asset is or becomes a passive foreign investment company.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

		HSBC USA Inc. $ Callable Return Enhanced Market Participation Notes With Contingent Protection Linked to the iShares® MSCI Emerging Markets Index Fund July 2, 2009 FREE WRITING PROSPECTUS
TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-4
Risk Factors	FWP-4
Illustrative Examples	FWP-7
Description of the Reference Asset	FWP-9
Certain U.S. Federal Income Tax Considerations	FWP-11
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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